                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Bank of North America Bancorp, Inc.
  and subsidiaries:

     We have audited the accompanying consolidated statements of financial condition of Bank of North America Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of North America Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

     As discussed in note 1(d), the Bank changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, at December 31, 1993.

                                            KPMG PEAT MARWICK LLP

Miami, Florida
January 11, 1996

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                        1995           1994
                                                                    ------------   ------------
                                            ASSETS
Cash and due from banks...........................................  $ 14,605,787   $ 11,859,729
Interest bearing deposits with banks..............................    36,423,055      7,719,762
Federal funds sold and securities purchased under agreements to
  resell..........................................................       431,000      1,127,000
Securities available for sale.....................................   100,786,529     30,629,965
Securities held to maturity.......................................            --    116,593,447
Federal Home Loan Bank of Atlanta stock...........................     2,775,000      3,225,000
Loans held for sale (approximate market value: $2,732,000 and
  $26,403,000)....................................................     2,709,924     26,274,544
Loans receivable, net.............................................   376,781,652    326,222,418
Accrued interest receivable.......................................     4,026,657      3,939,323
Premises and equipment............................................     8,210,789      8,356,578
Cost of mortgage loan servicing rights acquired...................     2,277,000      2,619,566
Other intangible assets...........................................       204,051        304,251
Foreclosed real estate............................................     1,025,805      1,345,366
Deferred income taxes.............................................     1,502,866      2,087,828
Other assets......................................................     2,741,408      2,567,266
                                                                    ------------   ------------
          Total assets............................................  $554,501,523   $544,872,043
                                                                     ===========    ===========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Deposits:
     Non-interest bearing.........................................  $ 53,749,576   $ 47,876,926
     Interest bearing.............................................   439,962,733    390,808,368
                                                                    ------------   ------------
          Total deposits..........................................   493,712,309    438,685,294
  Securities sold under agreements to repurchase..................       820,473      5,372,769
  Other borrowings................................................    20,000,000     64,500,000
  Accrued interest payable........................................       662,203        744,901
  Other liabilities...............................................     1,365,474        854,135
                                                                    ------------   ------------
          Total liabilities.......................................   516,560,459    510,157,099
                                                                    ------------   ------------
Commitments and contingencies
Stockholder's equity:
  Common stock, $1.00 par value. Authorized, 5,000,000 shares;
     issued and outstanding 100,000 shares........................       100,000        100,000
  Additional paid-in capital......................................    30,000,000     30,000,000
  Retained earnings...............................................     8,300,443      6,122,015
  Unrealized loss on securities available for sale, net...........      (459,379)    (1,507,071)
                                                                    ------------   ------------
          Total stockholder's equity..............................    37,941,064     34,714,944
                                                                    ------------   ------------
          Total liabilities and stockholder's equity..............  $554,501,523   $544,872,043
                                                                     ===========    ===========

          See accompanying notes to consolidated financial statements.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1994          1993
                                                          -----------   -----------   -----------
Interest income and fees
  Loans.................................................  $30,491,963   $27,035,132   $28,533,636
  Short-term investments................................    1,546,380       514,066       986,796
  Securities............................................    8,514,080     8,093,732     3,188,138
                                                          -----------   -----------   -----------
          Total interest income.........................   40,552,423    35,642,930    32,708,570
                                                          -----------   -----------   -----------
Interest expense
  Transaction accounts..................................    3,923,685     2,549,174     2,677,321
  Time deposits.........................................   16,755,725    14,297,037    14,010,768
  Borrowings............................................    2,336,889     2,245,418       383,535
                                                          -----------   -----------   -----------
          Total interest expense........................   23,016,299    19,091,629    17,071,624
                                                          -----------   -----------   -----------
          Net interest income...........................   17,536,124    16,551,301    15,636,946
Provision for loan losses...............................    1,150,000     1,105,000     2,050,000
                                                          -----------   -----------   -----------
          Net interest income after provision for loan
            losses......................................   16,386,124    15,446,301    13,586,946
                                                          -----------   -----------   -----------
Non-interest income
  Service charges on deposits...........................    2,234,489     1,409,455     1,074,566
  Mortgage servicing income (expense), net..............    1,368,939       813,682    (5,099,847)
  Gains on sales of loans, net..........................      957,077       142,036       629,360
  Securities transactions, net..........................      136,931        25,006     1,196,882
  Other.................................................      506,320       385,191       499,219
                                                          -----------   -----------   -----------
          Total non-interest income (expense)...........    5,203,756     2,775,370    (1,699,820)
                                                          -----------   -----------   -----------
Operating expenses
  Compensation and benefits.............................    8,674,567     8,029,031     7,884,864
  Occupancy and equipment...............................    3,274,140     3,042,683     2,799,367
  Data processing.......................................    1,022,109       866,850       934,529
  Regulatory insurance and assessments..................    1,128,452     1,084,152     1,119,894
  Office expenses.......................................      994,215       812,496       745,173
  Professional fees.....................................      781,507       588,150       743,432
  Marketing.............................................      524,813       471,515       312,131
  Other intangible amortization.........................      100,200       100,200       580,200
  Other.................................................    1,798,066     1,377,485     1,272,149
                                                          -----------   -----------   -----------
          Total operating expenses......................   18,298,069    16,372,562    16,391,739
                                                          -----------   -----------   -----------
Income (loss) before income taxes.......................    3,291,811     1,849,109    (4,504,613)
Income tax expense (credit).............................    1,113,383       492,588    (1,697,012)
                                                          -----------   -----------   -----------
Net income (loss).......................................  $ 2,178,428   $ 1,356,521   $(2,807,601)
                                                           ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                        1995            1994           1993
                                                                    -------------   ------------   -------------
Cash flows from operating activities:
  Net income (loss)...............................................  $   2,178,428   $  1,356,521   $  (2,807,601)
  Adjustments to reconcile net income (loss) to net cash provided
    (used) by operating activities:
    Amortization of mortgage loan servicing rights acquired.......        342,566      1,087,758       7,372,024
    Other amortization and depreciation...........................      1,562,129      1,142,154         691,007
    Provision for loan losses.....................................      1,150,000      1,105,000       2,050,000
    Deferred tax benefit..........................................        (47,147)       (68,172)       (509,369)
    Proceeds from loan sales of loans held for sale...............     46,422,568      7,497,081      17,566,914
    Origination and purchase of loans held for sale...............    (22,623,506)   (12,230,459)    (22,373,224)
    Net realized gains on available for sale securities...........       (136,931)       (25,006)     (1,196,882)
    Net realized gains on sales of loans..........................       (957,077)      (142,036)       (629,360)
  Changes in other assets and other liabilities:
    Accrued interest receivable, current income taxes and other
      assets......................................................       (261,476)       322,948        (682,535)
    Accrued interest payable and other liabilities................        428,641         67,798         (35,809)
                                                                     ------------    -----------    ------------
  Net cash provided (used) by operating activities................     28,058,195        113,587        (554,835)
                                                                     ------------    -----------    ------------
Cash flow from investing activities:
  Purchase of available for sale securities.......................             --    (12,192,547)   (130,267,067)
  Proceeds from sales of available for sale securities............     36,744,498      6,684,402      95,745,533
  Proceeds from maturities of available for sale securities.......      3,160,569      3,181,930       9,482,093
  Purchases of held to maturity securities........................             --    (55,326,011)    (50,350,418)
  Proceeds from maturities of held to maturity securities.........      8,118,723      9,249,653      13,712,885
  Net (increase) decrease in Federal Home Loan Bank of Atlanta
    stock.........................................................        450,000         75,000        (179,200)
  Originations of loans...........................................   (124,309,814)   (75,372,844)    (49,830,223)
  Purchase of loans...............................................       (238,301)    (2,071,600)    (71,863,864)
  Proceeds from maturities of loans...............................     71,944,569     73,910,084      91,674,222
  Proceeds from sales of loans....................................             --             --      28,034,679
  Net purchases of premises and equipment.........................       (870,854)    (1,443,122)     (2,197,221)
  Proceeds from sale of foreclosed properties.....................      1,721,047      1,978,422       2,665,961
  Purchases of mortgage loan servicing rights.....................             --             --      (2,935,746)
                                                                     ------------    -----------    ------------
  Net cash used by investing activities...........................     (3,279,563)   (51,326,633)    (66,308,366)
                                                                     ------------    -----------    ------------
Cash flows from financing activities:
  Net increase (decrease) in deposits.............................     55,027,015     17,662,165     (45,225,652)
  Net increase (decrease) in securities sold under agreements to
    repurchase and short term other borrowings....................    (19,052,296)     9,872,769              --
  Proceeds from long term other borrowings........................             --     30,000,000      30,000,000
  Repayments of long term other borrowings........................    (30,000,000)            --              --
                                                                     ------------    -----------    ------------
  Net cash provided (used) by financing activities................      5,974,719     57,534,934     (15,225,652)
                                                                     ------------    -----------    ------------
  Net increase (decrease) in cash and cash equivalents............     30,753,351      6,321,888     (82,088,853)
Cash and cash equivalents at beginning of year....................     20,706,491     14,384,603      96,473,456
                                                                     ------------    -----------    ------------
Cash and cash equivalents at end of year..........................  $  51,459,842   $ 20,706,491   $  14,384,603
                                                                     ============    ===========    ============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest......................................................  $  23,098,997   $ 18,713,682   $  17,018,377
                                                                     ============    ===========    ============
    Income taxes..................................................  $   1,144,000   $    550,000   $          --
                                                                     ============    ===========    ============
Supplemental non-cash investing and financing information:
  Transfers to foreclosed real estate.............................  $   2,420,335   $  3,100,660   $   2,126,810
                                                                     ============    ===========    ============
  Transfers to loans held for sale................................  $    (246,635)  $ 21,399,130   $ (10,407,627)
                                                                     ============    ===========    ============
  Transfers to securities available for sale......................  $ 108,248,811   $         --   $   4,848,166
                                                                     ============    ===========    ============
  Reclassification of allowance for purchased loans to discount
    and premium (See Note 1(e))...................................  $          --   $  2,400,000   $          --
                                                                     ============    ===========    ============

          See accompanying notes to consolidated financial statements.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                            UNREALIZED
                                                                          GAIN (LOSS) ON
                                              ADDITIONAL                    SECURITIES
                                    COMMON      PAID-IN      RETAINED       AVAILABLE
                                    STOCK       CAPITAL      EARNINGS     FOR SALE, NET       TOTAL
                                   --------   -----------   -----------   --------------   -----------
Balance at December 31, 1992.....  $100,000   $30,000,000   $ 7,573,095              --    $37,673,095
  Unrealized gain on securities
     available for sale, net.....        --            --            --          65,598         65,598
  Net loss for the year ended
     December 31, 1993...........        --            --    (2,807,601)             --     (2,807,601)
                                   --------   -----------   -----------   --------------   -----------
Balance at December 31, 1993.....   100,000    30,000,000     4,765,494          65,598     34,931,092
  Change in unrealized loss on
     securities available for
     sale, net...................        --            --            --      (1,572,669)    (1,572,669)
  Net income for the year ended
     December 31, 1994...........        --            --     1,356,521              --      1,356,521
                                   --------   -----------   -----------   --------------   -----------
Balance at December 31, 1994.....   100,000    30,000,000     6,122,015      (1,507,071)    34,714,944
  Change in unrealized loss on
     securities available for
     sale, net...................        --            --            --       1,047,692      1,047,692
  Net income for the year ended
     December 31, 1995...........        --            --     2,178,428              --      2,178,428
                                   --------   -----------   -----------   --------------   -----------
Balance at December 31, 1995.....  $100,000   $30,000,000   $ 8,300,443    $   (459,379)   $37,941,064
                                   ========    ==========    ==========     ===========     ==========

          See accompanying notes to consolidated financial statements.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of Bank of North America Bancorp, Inc. ("Company"), its wholly owned subsidiary Bank of North America ("the Bank"), and two non-bank subsidiaries. Bank of North America is a state-chartered commercial bank with offices in Dade, Broward and Palm Beach Counties, Florida. The two non-bank subsidiaries are inactive. All significant intercompany transactions and balances have been eliminated in consolidation.

  (b) Basis of Financial Statement Presentation

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the allowance for loan losses, the carrying value of foreclosed real estate, and the carrying value of mortgage servicing rights.

  (c) Cash and Cash Equivalents

     Cash and cash equivalents include cash, due from banks, interest-bearing balances with banks, federal funds sold and securities purchased under agreements to resell. Cash and cash equivalents have maturities, at acquisition date, of three months or less.

  (d) Securities

     The Bank adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity (SFAS No. 115) at December 31, 1993. Upon adoption of SFAS No. 115, all securities previously classified as held for sale were designated as available for sale. The adoption of SFAS No. 115 resulted in an increase in the carrying value of investment securities available for sale of $105,175 and a corresponding increase in stockholder's equity of $65,598 and in deferred tax liability of $39,577.

     Under SFAS No. 115 the Bank classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholder's equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

     On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued Special Report No. 155-B, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the "Special Report"). Pursuant to the Special Report, the Bank was permitted to conduct a one-time reassessment of the classifications of all securities held at that time. Any reclassifications from the held-to-maturity category made in conjunction with that reassessment would not call into question an enterprises' intent to hold other debt securities to maturity in the future.

     The Bank undertook such a reassessment and, effective November 30, 1995, all securities then classified as held-to-maturity were reclassified as available for sale. On the effective date of the reclassification, the securities transferred had a carrying value of $108,249,000 and an estimated fair value of $107,211,000, resulting in a net reduction to stockholder's equity for the net unrealized loss of $647,000, after deducting applicable income taxes of $391,000.

  (e) Loan Purchases, Securitization and Sales

     Loans are stated at the unpaid principal balance net of unearned income and discounts and allowance for loan losses plus prepaid dealer reserves. Loan packages of primarily one to four family residential loans have been acquired through Federal Deposit Insurance Corporation ("FDIC") and Resolution Trust Corporation ("RTC") loan offerings and in private transactions. The purchase price of these loans is determined based upon factors such as credit quality, the type of loan product being offered and inherent market conditions at the time of purchase. Upon the purchase of these loan packages, an allocation of the purchase price is made among the allowance for loan losses and purchased discount or premium.

     The amount allocated to the allowance for loan losses is based on an evaluation of the estimated discounted credit losses to be incurred for the loans purchased. When loans are sold, gains or losses resulting from such sales are measured by using the cost basis allocated to such loans at the time of purchase, adjusted for amortization of premiums and accretion of discounts. Specific allowances for loan losses, which are identified as part of loans being sold, are included as part of the cost basis of such loans at time of sale. This cost allocation methodology is also utilized for purchased loans which are securitized.

     Effective December 31, 1994, a comprehensive evaluation was made of the allowance for loan losses originally established during 1993, 1992 and 1991 related to purchased one to four family residential loans. As a result of this evaluation, which included a review of historical losses on the purchased loans, the original estimates were revised. The effect of this change in estimate was to reduce the allowance for loan losses on purchased loans and to increase net unearned purchased discounts and premiums by $2,400,000. Beginning in 1995, the increased net unearned purchased discount was amortized as an adjustment to the related loans' yield over the estimated remaining lives of those loans.

     The Bank classifies loans which it intends to sell or securitize and sell as loans held for sale. These loans are carried at the aggregate of lower of cost or market. At December 31, 1995, loans held for sale consisted of originated residential loans. At December 31, 1994 loans held for sale consisted of purchased consumer loans with a carrying value of approximately $25.8 million, and originated residential loans.

  (f) Allowance for Loan Losses

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes that the allowance for loan losses is adequate; however, regulatory agencies, as an

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require the recognition of additions or reductions to the allowance based on their judgement of information available at the time of their examination.

     The Bank adopted the provisions of Statement of Financial Accounting Standard No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure, ("SFAS No. 114") on January 1, 1995. The provisions of SFAS No. 114 did not have a significant impact on financial condition or results of operations upon adoption. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of collateral, if the loan is collateral dependent. Impairment losses and changes in estimates to the impairment losses are included in the allowance for loan losses through a provision for loan losses. The Bank recognizes interest income on impaired loans on a cash basis. Prior periods have not been restated.

  (g) Loan Interest Income Recognition

     Interest income on commercial and real estate mortgage loans is recognized as earned based upon the principal amounts outstanding. Interest income on installment loans is recognized using a method which approximates the interest method. Loans are placed on non-accrual status when management believes that interest on such loans may not be collected in the normal course of business or when the loans become ninety days delinquent, whichever is earlier. Premiums and discounts on purchased loans are amortized or accreted using the level yield method.

  (h) Loan Fees

     Loan origination, prepaid dealer reserves, certain other fees and certain direct loan origination costs are being deferred and the net amount is being amortized as an adjustment to the related loan's yield, generally over the contractual life of the related loans, or if the related loan is held for sale, until the loan is sold. Fees received in connection with loan commitments are deferred until the loan is advanced and are then recognized over the term of the loan as an adjustment of the yield. Fees on commitments that expire unused are recognized in other non-interest income at expiration.

  (i) Mortgage Loan Servicing Rights

     The Bank services mortgage loans for investors. These mortgage loans serviced are not included in the accompanying consolidated statements of financial condition. Loan servicing fees are based on a stipulated percentage of the outstanding loan principal balances being serviced and are recognized as income when related loan payments from mortgagors are collected. Loan servicing costs are charged to expense using the level yield method over the estimated life of the loan, and continually adjusted for prepayments. Management evaluates the carrying value of purchased mortgage servicing rights by estimating the future net servicing income of the portfolio on a discounted basis, based on estimates of the remaining loan lives.

     In May 1995 the FASB issued Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, ("SFAS No. 122") which would eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. SFAS No. 122 requires an entity to recognize rights to service mortgage loans for others or rights to service mortgage loans originated as separate assets, however acquired, for transactions in which the Bank has sold the loan and retained the servicing rights. This statement is to be

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES applied prospectively effective on January 1, 1996. Retroactive application is prohibited. Upon adoption, SFAS No. 122 is not expected to have a material effect on results of operations or financial condition.

  (j) Premises and Equipment

     Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization, computed principally by the straight-line method.

  (k) Income Taxes

     The operating results of the Company and its subsidiaries are included in consolidated federal and state income tax returns. Each subsidiary pays its allocation of income taxes to the Company, or receives payment from the Company to the extent that tax benefits are realized based on amounts computed as if each subsidiary was an individual company.

     Effective January 1, 1993, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, ("SFAS No. 109") was adopted prospectively. The adoption of SFAS No. 109 changes the method of accounting for income taxes from the deferred method to an asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

     The adoption of SFAS No. 109 on January 1, 1993 did not have a significant impact on financial condition or results of operations.

  (l) Other Intangible Assets

     Excess cost over fair value of assets acquired of $82,283 and $123,983 at December 31, 1995 and 1994, respectively, is amortized on a straight-line basis over a seven year period . Remaining core deposit premium of $121,768 and $180,268 at December 31, 1995 and 1994, respectively, is being amortized over its estimated remaining economic life of approximately 2 years at December 31, 1995.

  (m) Foreclosed Real Estate

     Real estate properties acquired through, or in lieu of, foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and adjustments of the fair value are included in earnings. Foreclosed real estate is not depreciated.

  (n) Reclassifications

     Certain amounts for prior years have been reclassified to conform with financial statement presentations for 1995.

              BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

2. SECURITIES

     Securities available for sale consist of the following:

                                                   DEBT SECURITY MATURITIES
                                --------------------------------------------------------------
                                                 AFTER 1 YEAR   AFTER 5 YEARS                       TOTAL
                                                   THROUGH         THROUGH                        AMORTIZED
     AT DECEMBER 31, 1995       1 YEAR OR LESS     5 YEARS        10 YEARS      AFTER 10 YEARS       COST
------------------------------  --------------   ------------   -------------   --------------   ------------
Debt securities
 U.S. Treasury................   $  4,999,638    $        --     $        --      $       --     $  4,999,638
 U.S. Government agencies.....             --      2,999,585              --              --        2,999,585
 Municipal bonds..............        414,810      1,677,890       3,602,944              --        5,695,644
 Corporate bonds..............             --     17,792,560       3,508,520              --       21,301,080
 Mortgage-backed securities...      9,503,118     25,727,096      27,127,861       4,169,046       66,527,121
                                 ------------    -----------     -----------      ----------     ------------
       Total..................   $ 14,917,566    $48,197,131     $34,239,325      $4,169,046     $101,523,068
                                 ============    ===========     ===========      ==========     ============


                                                           CARRYING
                                   GROSS UNREALIZED         VALUE
                                 ---------------------    (ESTIMATED
     AT DECEMBER 31, 1995          GAINS      LOSSES     FAIR VALUE)
------------------------------   ----------  ---------   ------------
Debt securities
 U.S. Treasury................   $       --  $ (19,169)  $  4,980,469
 U.S. Government agencies.....       27,134         --      3,026,719
 Municipal bonds..............       13,910    (30,919)     5,678,635
 Corporate bonds..............       14,922    (97,505)    21,218,497
 Mortgage-backed securities...       92,536   (737,448)    65,882,209
                                   --------   --------   ------------
       Total..................   $  148,502  $(885,041)  $100,786,529
                                   ========   ========   ============

                                                 DEBT SECURITY MATURITIES
                                -----------------------------------------------------------
                                                AFTER 1 YEAR  AFTER 5 YEARS                                 TOTAL
                                                  THROUGH        THROUGH                       EQUITY     AMORTIZED
     AT DECEMBER 31, 1994       1 YEAR OR LESS    5 YEARS       10 YEARS     AFTER 10 YEARS  SECURITIES      COST
------------------------------  --------------  ------------  -------------  --------------  ----------  ------------
Debt securities...............
 U.S. Government agencies.....   $  2,000,000   $        --    $ 2,000,000     $       --    $       --  $  4,000,000
 Corporate bonds..............             --            --      2,191,460             --            --     2,191,460
 Mortgage-backed securities...      1,158,302    11,049,631      3,744,088      2,307,433            --    18,259,454
U.S. Government agency equity
 securities...................             --            --             --             --     8,595,391     8,595,391
                                  -----------   -----------    -----------     ----------    ----------  ------------
       Total..................   $  3,158,302   $11,049,631    $ 7,935,548     $2,307,433    $8,595,391  $ 33,046,305
                                  ===========   ===========    ===========     ==========    ==========  ============


                                                            CARRYING
                                    GROSS UNREALIZED         VALUE
                                 ----------------------    (ESTIMATED
     AT DECEMBER 31, 1994          GAINS      LOSSES      FAIR VALUE)
------------------------------   ---------- -----------   ------------
Debt securities...............
 U.S. Government agencies.....   $       -- $  (127,153)  $  3,872,847
 Corporate bonds..............           --    (223,332)     1,968,128
 Mortgage-backed securities...           --  (1,206,713)    17,052,741
U.S. Government agency equity
 securities...................           --    (859,142)     7,736,249
                                   -------- ------------  ------------
       Total..................   $       -- $(2,416,340)  $ 30,629,965
                                   ======== ============  ============

     Securities held to maturity at December 31, 1994 are presented below. All securities were classified as available for sale at December 31, 1995.

                                                   DEBT SECURITY MATURITIES
                                --------------------------------------------------------------
                                                 AFTER 1 YEAR   AFTER 5 YEARS                         TOTAL
                                                   THROUGH         THROUGH                        CARRYING VALUE
     AT DECEMBER 31, 1994       1 YEAR OR LESS     5 YEARS        10 YEARS      AFTER 10 YEARS   (AMORTIZED COST)
------------------------------  --------------   ------------   -------------   --------------   ----------------
U.S.Treasury..................    $7,001,796     $ 4,998,701     $        --     $         --      $ 12,000,497
U.S. Government agencies......            --       2,999,398              --               --         2,999,398
Municipal bonds...............       259,966       1,737,758       2,904,160        1,145,628         6,047,512
Corporate bonds...............            --       9,721,550       9,635,815               --        19,357,365
Mortgage-backed securities....     1,041,743      20,152,544      25,642,776       29,351,612        76,188,675
                                 -----------     -----------     -----------     ------------      ------------
       Total..................    $8,303,505     $39,609,951     $38,182,751     $ 30,497,240      $116,593,447
                                 ===========     ===========     ===========     ============      ============


                                       GROSS UNREALIZED
                                 ----------------------------    ESTIMATED
     AT DECEMBER 31, 1994            GAINS          LOSSES       FAIR VALUE
------------------------------   --------------  ------------   ------------
U.S.Treasury..................   $           --  $   (278,778)  $ 11,721,719
U.S. Government agencies......               --      (186,273)     2,813,125
Municipal bonds...............               --      (441,501)     5,606,011
Corporate bonds...............               --    (2,018,003)    17,339,362
Mortgage-backed securities....               --    (7,802,067)    68,386,608
                                   ------------  ------------   ------------
       Total..................   $           --  $(10,726,622)  $105,866,825
                                   ============  ============   ============

     Expected maturities of mortgage-backed securities will differ from contractual maturities since borrowers generally have the right to prepay obligations without penalty. The maturity distribution of mortgage-backed securities is based on their expected maturities based on information available at December 31, 1995 and 1994.

     Gross gains resulting from the disposition of securities available for sale amounted to $211,036, $25,006, and $1,196,882 during 1995, 1994 and 1993, respectively. Gross losses amounted to $74,105 during 1995. There were no losses on securities available for sale during 1994 or 1993.

     Investment securities with carrying values of $607,617 and $610,172 were pledged as required by government regulation as of December 31, 1995 and 1994, respectively. In addition, at December 31, 1995 and

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

1994, investment securities with carrying values of $830,021 and $30,977,697, respectively, were pledged to secure securities sold under agreements to repurchase and other short-term borrowings.

3. LOANS

     The composition of loans is summarized as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                    1995           1994
                                                                ------------   ------------
    Real estate -- residential................................  $229,005,786    238,150,292
    Real estate -- commercial.................................    47,216,816     37,346,130
    Commercial................................................    30,174,139     16,177,208
    Consumer..................................................    74,859,096     42,400,631
    Overdrafts................................................       598,985        102,421
                                                                ------------   ------------
              Subtotal........................................   381,854,822    334,176,682
    Add: prepaid dealer reserve...............................     3,746,096      1,731,182
    Less: net deferred loan fees..............................      (452,078)      (484,788)
    Less: net purchased discounts and premiums (See Note
      1(e))...................................................    (2,866,041)    (3,354,662)
    Less: allowance for loan losses...........................    (5,501,147)    (5,845,996)
                                                                ------------   ------------
              Loans, net......................................  $376,781,652    326,222,418
                                                                 ===========    ===========

     At December 31, 1995 and 1994, approximately $3,914,000 and $3,989,000, respectively, of loans were on non-accrual status. Interest related to non-accrual loans, determined in accordance with the original contractual terms for the years ended December 31, 1995, 1994 and 1993, amounted to approximately $307,000, $343,000 and $531,000, respectively. Interest collected on such loans and included in the results of operations during 1995, 1994 and 1993 amounted to approximately $211,000, $133,000 and $314,000, respectively.

     The Bank adopted SFAS No. 114 effective January 1, 1995. All loans on non-accrual status are considered to be impaired loans for purposes of SFAS No.
114. At December 31, 1995, the Bank's recorded investment in impaired loans was approximately $3.9 million. Of the total impaired loans, approximately $2.0 million in principal balance had related specific allowance for loan losses of approximately $753,000. Average impaired loans for 1995 were approximately $3.4 million.

4. ALLOWANCE FOR LOAN LOSSES

     An analysis of the allowance for loan losses is presented below:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1995          1994          1993
                                                      -----------   -----------   -----------
    Balance, beginning of year......................  $ 5,845,996   $ 8,434,497   $ 6,214,414
    Provision for loan losses.......................    1,150,000     1,105,000     2,050,000
    Allowance for loan losses for purchased loans...           --            --     1,252,335
    Reclassification of allowance for purchased
      loans to discount and premium (See Note
      1(e)).........................................           --    (2,400,000)           --
    Loan sales......................................     (476,000)           --       (17,358)
    Charge-offs.....................................   (1,331,811)   (1,498,237)   (1,465,438)
    Recoveries......................................      312,962       204,736       400,544
                                                      -----------   -----------   -----------
              Balance, end of year..................  $ 5,501,147   $ 5,845,996   $ 8,434,497
                                                       ==========    ==========    ==========

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

5. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Land, building and improvements.............................  $ 6,603,827   $ 6,408,645
    Leasehold improvements......................................    1,010,319     1,021,195
    Furniture, fixtures and equipment...........................    3,805,526     3,336,839
                                                                  -----------   -----------
      Subtotal..................................................   11,419,672    10,766,679
    Accumulated depreciation and amortization...................    3,208,883     2,410,101
                                                                  -----------   -----------
    Premises and equipment, net.................................  $ 8,210,789   $ 8,356,578
                                                                   ==========    ==========

     The Bank is obligated under operating leases for office premises and equipment. At December 31, 1995, the total remaining minimum lease commitments were as follows:

YEAR ENDING DECEMBER 31,
------------------------
         1996.......................................................  $1,406,000
         1997.......................................................     622,000
         1998.......................................................     292,000
         1999.......................................................     209,000
                                                                      ----------
                                                                      $2,529,000
                                                                       =========

     Rent expense for the years ended December 31, 1995, 1994 and 1993 was approximately $1,433,000, $1,422,000, and $1,287,000, respectively, and is included in occupancy and equipment expense.

     In connection with a lease for the Bank's corporate offices, a letter of credit with a redemption value of $97,500 at December 31, 1995 was issued by the Bank in favor of the owner of such premises.

     The Bank is lessor under operating leases for office premises. The building being leased had cost and carrying a value of approximately $5.5 million and $5.2 million at December 31, 1995, respectively. Minimum future rentals on leases as of December 31, 1995 were as follows:

YEAR ENDING DECEMBER 31,
------------------------
         1996........................................................  $235,000
         1997........................................................   130,000
         1998........................................................    76,000
         1999........................................................    54,000
                                                                       --------
                                                                       $495,000
                                                                       ========

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

NOTE 6. DEPOSITS

     Deposits are summarized as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                    1995           1994
                                                                ------------   ------------
    Non-interest bearing:
      Customers...............................................  $ 49,786,586   $ 46,764,273
      Official checks.........................................     3,962,990      1,112,653
    Savings...................................................    66,271,833     28,735,724
    NOW.......................................................    41,836,493     32,369,618
    Money market..............................................    40,893,238     53,780,385
    Certificates of deposit...................................   290,961,169    275,922,641
                                                                ------------   ------------
              Total deposits..................................  $493,712,309   $438,685,294
                                                                 ===========    ===========

     As of December 31, 1995 and 1994, the Bank held certificates of deposit of $100,000 or more of approximately $48.5 million and $43.4 million, respectively. The interest expense on certificates of deposit of $100,000 or more amounted to approximately $2,654,000, $2,230,000 and $1,969,000, during the years ended December 31, 1995, 1994 and 1993, respectively.

     The following table sets forth the amount and maturities of certificates of deposits as of December 31, 1995:

                                                                         AMOUNT
                                        AMOUNT DUE DURING               DUE AFTER
                                    YEARS ENDING DECEMBER 31,           DECEMBER
                             ---------------------------------------       31,
                                 1996          1997          1998         1998          TOTAL
                             ------------   -----------   ----------   -----------   ------------
    2.00% to 3.00..........  $    285,848   $        --   $       --   $        --   $    285,848
    3.01% to 4.00..........     7,801,947       869,932      292,158            --      8,964,037
    4.01% to 5.00..........    35,352,395     1,538,263      859,708       652,254     38,402,620
    5.01% to 6.00..........    66,954,442    12,674,703    4,455,642       890,217     84,975,004
    6.01% to 7.00..........    57,102,695    48,000,993      403,398     9,334,155    114,841,241
    7.01% to 8.00..........    23,761,812    15,310,625           --     4,419,982     43,492,419
                             ------------   -----------   ----------   -----------   ------------
              Total........  $191,259,139   $78,394,516   $6,010,906   $15,296,608   $290,961,169
                              ===========    ==========    =========    ==========    ===========

NOTE 7. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase are summarized as follows:

                                                          1995         1994          1993
                                                       ----------   -----------   -----------
    Balance at December 31...........................  $  820,473   $ 5,372,769   $        --
    Average balance for the year.....................   2,109,748     3,409,404            --
    Maximum amount outstanding at any month end
      during the year................................   2,588,114    15,007,773            --
    Average interest rate:
      During the year................................        5.71%         4.35%           --
      At December 31.................................        5.17          5.70            --

     At December 31, 1995 and 1994, the Bank had sold mortgage-backed securities and United States treasury securities under agreements to repurchase those same securities, with maturities ranging from one to thirty days. The Bank sells securities under agreements to repurchase to its customers and to major securities dealers. Securities sold to customers are maintained under the Bank's control. Securities sold to dealers are

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES maintained in safekeeping by those dealers for the Bank's benefit. At December 31, 1994, securities sold under agreements to repurchase with the investment firm of Goldman, Sachs & Co. were $4.0 million.

8. OTHER BORROWINGS

     Other borrowings consist of Federal Home Loan Bank of Atlanta ("FHLB") advances of a short-term nature and advances with original maturities in excess of one year. Short-term FHLB advances are summarized as follows:

                                                       1995           1994           1993
                                                    -----------    -----------    -----------
    Balance at December 31........................  $        --    $14,500,000    $10,000,000
    Average balance for the year..................    6,121,636     10,471,557      3,748,219
    Maximum amount outstanding at any month end
      during the year.............................   20,000,000     18,000,000     22,500,000
    Average interest rate:
      During the year.............................         6.30%          4.14%          3.21%
      At December 31..............................           --           6.42           3.50

     FHLB advances with original maturities in excess of one year are summarized as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Floating rate advance, based on 3-month LIBOR, due 1995.....  $        --   $10,000,000
    Floating rate advance, based on 3-month LIBOR, due 1996.....   10,000,000    10,000,000
    3.78% advance, due 1995.....................................           --    10,000,000
    3.97% advance, due 1995.....................................           --    10,000,000
    7.51% advance, due 1996.....................................    5,000,000     5,000,000
    7.73% advance, due 1997.....................................    5,000,000     5,000,000
                                                                  -----------   -----------
              Total.............................................  $20,000,000   $50,000,000
                                                                   ==========    ==========

     The Bank has been advised by the FHLB that it has a total credit availability of $100 million with maturities of up to 10 years. The FHLB credit availability does not represent a firm commitment by the FHLB. Rather, it is the FHLB's assessment of what the Bank could borrow given the Bank's current financial condition. The credit availability is subject to change at any time based upon the Bank's financial condition and that of the FHLB, as well as changes in FHLB policies or Congressional mandates. At December 31, 1995, the Bank's available credit from the FHLB was $80 million.

     In connection with its borrowings from the FHLB, the Bank is required to own FHLB stock with a par value equal to at least five percent of total advances outstanding. At December 31, 1995, the Bank's investment in FHLB stock had a par and carrying value of $2,775,000, and was automatically pledged against FHLB advances. Advances from the FHLB are secured by eligible investment securities or first mortgage loans. Generally, short-term FHLB advances are secured by pledging and delivering specific investment security collateral under terms and at rates comparable to those available in the repurchase agreement market. All other FHLB advances are secured by a blanket floating lien on the Bank's residential, one-to-four family first mortgage loans. For advances secured by the blanket floating lien, the Bank is not required to specifically identify, deliver, or otherwise segregate first mortgage loans pledged as collateral for advances, but must maintain eligible first mortgage loan collateral equal to approximately 133% of outstanding advances, or approximately $27 million at December 31, 1995.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

NOTE 9. INCOME TAXES

     Income tax expense (credit) reflected in the consolidated statements of operations for 1995, 1994 and 1993 is detailed below:

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               1995        1994         1993
                                                            ----------   ---------   -----------
Current tax expense (credit):
  Federal.................................................  $1,053,600   $ 560,760   ($1,187,643)
  State...................................................     106,930          --            --
                                                            ----------   ---------   -----------
          Total current...................................   1,160,530     560,760    (1,187,643)
                                                            ----------   ---------   -----------
Deferred tax expense (benefit):
  Federal.................................................    (103,991)   (154,531)     (274,861)
  State...................................................      56,844      86,359      (234,508)
                                                            ----------   ---------   -----------
          Total deferred..................................     (47,147)    (68,172)     (509,369)
                                                            ----------   ---------   -----------
          Total income tax expense (credit)...............  $1,113,383   $ 492,588   ($1,697,012)
                                                             =========   =========    ==========

     The actual income tax rate differs from the "expected" income tax rate (the U.S. Federal corporate tax rate of 34%) for 1995, 1994 and 1993 as follows:

                                                                          FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                        1995     1994     1993
                                                                        ----     ----     -----
Tax at federal statutory rate.........................................  34.0%    34.0%    (34.0)%
State income tax, net of federal benefit..............................   3.3      1.7      (3.6)
Amortization of intangibles...........................................   0.7      1.3       2.3
Corporate dividend exclusion..........................................  (2.5)    (6.9)     (2.3)
Tax-exempt interest...................................................  (2.1)    (3.6)     (0.3)
Other, net............................................................   0.4      0.1       0.2
                                                                        ----     ----     -----
  Total income tax expense (credit)...................................  33.8%    26.6%    (37.7)%
                                                                        ====     ====     =====

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

     Approximate temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of the net deferred tax asset at December 31, 1995 and 1994 are as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
    Deferred tax assets:
      Provision for loan losses...................................  $1,427,558   $1,262,251
      Unrealized loss on securities available for sale............     277,160      909,269
      Intangible asset amortization...............................     223,568      266,052
      Depreciation................................................     117,858       63,075
      Loan fees...................................................     108,035      121,573
      Delinquent interest reserve.................................      80,351      188,950
      State tax net operating loss carry forward..................          --       74,645
      Other.......................................................      68,685       35,255
                                                                    ----------   ----------
    Gross deferred tax assets.....................................   2,303,215    2,921,070
         Valuation allowance......................................          --           --
                                                                    ----------   ----------
         Net deferred tax assets..................................   2,303,215    2,921,070
                                                                    ----------   ----------
    Deferred tax liabilities:
      Intangible asset amortization...............................     362,352      351,345
      Purchased loans.............................................     291,683      363,002
      Stock dividends.............................................      91,223      107,659
      Other.......................................................      55,091       11,236
                                                                    ----------   ----------
              Total deferred tax liabilities......................     800,349      833,242
                                                                    ----------   ----------
              Deferred tax assets, net............................  $1,502,866   $2,087,828
                                                                     =========    =========

     An analysis of the changes in the net deferred tax asset is presented below:

                                                                         FOR THE YEAR
                                                                      ENDED DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
    Balance, beginning of year....................................  $2,087,828   $1,070,810
    Deferred tax benefit..........................................      47,147       68,172
    Change in unrealized loss on securities available for sale....    (632,109)     948,846
                                                                    ----------   ----------
              Balance, end of year................................  $1,502,866   $2,087,828
                                                                     =========    =========

10. CREDIT COMMITMENTS

     The Bank has outstanding at any time a significant number of commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on an individual basis and the amount of collateral required, if deemed necessary, is based on management's credit evaluation. As of December 31, 1995 and 1994, there were approximately $39.6 million and $34.4 million, respectively of commitments to extend credit, generally with terms of up to 90 days. Commitments at December 31, 1995 and 1994 include approximately $5.8 million and $12.4 million in fixed rate commitments, respectively.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

     Loan commitments have off-balance-sheet credit risk because only origination fees and accruals for probable losses are recognized in the statement of financial position until the commitments are fulfilled. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that the collateral or other security is of no value.

     The Bank's policy with regard to collateral-dependent loans is to require customers to provide collateral prior to the disbursement of approved loans. For consumer loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For commercial loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or real estate (notations on title).

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. At December 31, 1995 and 1994, there were approximately $2.2 million and $574,000, respectively, of standby letters of credit outstanding with maturities of up to one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds certificates of deposit as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1995 and 1994 varies from unsecured to 100 percent.

     The Bank has not incurred any losses on its commitments in either 1995 or 1994.

11. CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of customers have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have a significant exposure to any individual customer. The major concentrations of credit risk for the Bank arise by customer type in relation to loans and credit commitments, as shown in the following table. A geographic concentration arises because the Bank operates primarily in Florida, where a majority of loan customers and related collateral are located.

                                                           COMMERCIAL
                                             RESIDENTIAL      REAL
                                             REAL ESTATE     ESTATE     COMMERCIAL   CONSUMER    TOTAL
                                             -----------   ----------   ----------   --------   --------
                                                                   (IN THOUSANDS)
CREDIT RISK:
December 31, 1995
Loans......................................   $ 245,646     $ 38,167     $ 30,174    $70,578    $384,565
Credit commitments.........................      20,327        1,870       19,612         17      41,826
                                              ---------     --------     --------    -------    --------
                                              $ 265,973     $ 40,037     $ 49,786    $70,595    $426,391
                                              =========     ========     ========    =======    ========

                                                           COMMERCIAL
                                             RESIDENTIAL      REAL
                                             REAL ESTATE     ESTATE     COMMERCIAL   CONSUMER    TOTAL
                                             -----------   ----------   ----------   --------   --------
                                                                   (IN THOUSANDS)
CREDIT RISK:
December 31, 1994
Loans......................................   $ 244,966     $ 34,908     $ 16,177    $64,400    $360,451
Credit commitments.........................      18,849        8,412        7,577        105      34,943
                                              ---------     --------     --------    -------    --------
                                              $ 263,815     $ 43,320     $ 23,754    $64,505    $395,394
                                              =========     ========     ========    =======    ========

     The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if customers failed completely to perform as contracted and any collateral or security proved to

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

12. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is involved in various claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable, however, in the opinion of the Bank's management, after consulting with their legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial statements.

     Because of the legal structure of its acquisitions, the Bank pays deposit insurance premiums to the FDIC's Savings Association Insurance Fund ("SAIF"). The majority of commercial banks pay such premiums to the FDIC's Bank Insurance Fund ("BIF"). The SAIF and the BIF previously assessed deposit insurance premiums at the same rate. However, effective September 30, 1995, the FDIC reduced the minimum assessment rate applicable to BIF deposits, but not SAIF deposits, from 23 basis points of covered deposits to four basis points of covered deposits and will further reduce the BIF rate to zero effective January 1, 1996. This disparity in assessment rates may place the Bank at a competitive disadvantage to institutions whose deposits are exclusively or primarily BIF-insured (such as most commercial banks). Congress has proposed legislation intended to recapitalize the SAIF and substantially bridge the assessment rate disparity. As currently drafted, the Bank believes that it would be subject to a one-time assessment estimated to be 80 basis points of covered deposits as of March 31, 1995 and would subsequently pay a substantially reduced assessment rate. Further, the Bank believes that the assessment would be reduced by 20% based on the Bank's status as a "de novo sasser bank", as defined by the proposed legislation. Should this legislation be enacted in its current form, the Bank believes that its one-time assessment would result in a pre-tax charge of $2.8 million and would be payable within 60 days after enactment of the legislation. There is no assurance, however, that the proposed legislation, or any other related legislation, will be enacted. Further, the legislation could be materially modified prior to enactment. Accordingly, no provision has been made in these financial statements for the proposed one-time assessment.

13. EMPLOYEE BENEFIT PLAN

     The Bank sponsors a defined contribution 401(k) retirement savings plan ("Plan"). The Plan provides for certain contributions made by employees to be matched by the Bank. Substantially all full-time employees with one year of service can participate in the Plan. During 1995, 1994 and 1993, Bank contributions to the Plan and Plan administrative expenses paid by the Bank amounted to approximately $122,000, $109,000, and $123,000 respectively.

14. RELATED PARTY TRANSACTIONS

     The Bank is a party to a loan subservicing agreement with a mortgage servicing company owned by the Company's stockholder ("Loan Servicer"). The agreement is under market terms and conditions and covers subservicing of one to four family residential loans which the Bank owns or for which the Bank has purchased servicing rights. The agreement can be cancelled by either party after ninety days written notification. During 1995, 1994 and 1993, the Bank paid approximately $619,000, $741,000 and $907,000, respectively, in servicing fees to the Loan Servicer. At December 31, 1995 and 1994, approximately $487.9 million and $526.3 million, respectively, in loans were being serviced pursuant to the loan subservicing agreement.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

     The Loan Servicer has advised the Bank that, in the first quarter of 1996, the Loan Servicer will cease operations. Accordingly, the Bank has entered into a new subservicing agreement with an unaffiliated mortgage servicer. Conversion to the new subservicer is scheduled for January 31, 1996.

     During 1993 and 1992, the Bank acquired mortgage servicing rights to approximately $242.2 million and $569.8 million of loans, respectively. These loans, with an unpaid principal balance of $312.0 million and $359.4 million at December 31, 1995 and 1994, respectively, are part of the loans being serviced by the Loan Servicer under the subservicing agreement.

     In conjunction with servicing performed by the Loan Servicer for the Bank and for its own account, escrow funds and other servicing-related non-interest bearing deposits are maintained at the Bank. Such funds averaged $17.6 million, $30.2 million and $50.0 million for 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, such servicing deposits amounted to $4.8 million and $13.0 million, respectively.

     Through September 30, 1995, the Bank was a party to an interest rate exchange agreement ("interest rate swap") with the Loan Servicer. The differential between the rate paid or received was recognized as a yield adjustment to the Bank's cost of funds. The interest rate swap rates were generally negotiated every sixty days under normal market terms and conditions. The nature of the swap was such that the Loan Servicer earns a rate equal to that available on short-term certificates of deposit on the notional amount. Accordingly, the interest rate swap agreement did not have the characteristics of a traditional interest swap in hedging interest rate risk. The notional amount of the swap was established periodically by reference to the balance of certain discretionary funds maintained by the Loan Servicer on deposit at the Bank in non-interest bearing accounts. During 1995, 1994 and 1993, the average notional amounts outstanding under the interest rate swap were $6.2 million, $12.1 million, and $20.3 million, respectively. The net interest cost associated with the interest rate swap during 1995, 1994 and 1993 amounted to approximately $327,000, $456,000, and $513,000, respectively. At December 31, 1994, the outstanding notional amount of the interest swap was $4.9 million.

     From time to time, the Bank has securitized groups of mortgage loans it has purchased or originated under programs established by government agencies, primarily the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"), or sells individual loans to those agencies, while maintaining the right to service the loans. During 1994 and 1993, the Bank sold to the Loan Servicer rights to $3.0 million and $18.3 million of such loans and recognized gains of $28,000 and $172,000, respectively. There were no such sales during 1995.

     During 1995, 1994 and 1993, the Bank purchased single family first mortgage loans from the Loan Servicer for a total purchase price of approximately $582,000, $3.4 million and $4.8 million, respectively. The Loan Servicer makes available to the Bank information on loan applications being processed. The Bank reviews those loans and, based upon an independent underwriting review, selects loans for acquisition. Loans are purchased at prices customarily available in the first mortgage market.

     During 1994, the Bank invested in residential first mortgage loans originated by the Loan Servicer from the date such loans were originated until their delivery to permanent, non-affiliated investors or to the Bank. Purchases made by the Bank were made pursuant to an agreement that the Loan Servicer would repurchase the loans at no gain or loss to the Bank. A total of $88.8 million in loans were purchased by the Bank under this arrangement and subsequently sold to the Loan Servicer. No such loans were held by the Bank at December 31, 1995, or 1994, as the Loan Servicer terminated its loan origination capability during 1994.

     In conjunction with the above purchases of loans, the Bank provided underwriting services to the Loan Servicer and charged the Loan Servicer approximately $104,000 during 1994.

     During 1995, 1994 and 1993, the Loan Servicer paid the Bank rent of approximately $183,000, $195,000 and $78,000 for use of office space in a building owned by the Bank under the terms of a lease expiring July 1,

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

1996. Because of the Loan Servicer's winding-down of operations, it is anticipated that this lease agreement will not be renewed.

     The Bank provides certain human resource services to the Loan Servicer primarily with regard to payroll, health insurance processing, and policies and procedures. During 1995, 1994, and 1993, the Bank charged the Loan Servicer approximately $21,000, $38,000, and $43,000, respectively for those services.

     In the ordinary course of business, the Bank enters into transactions with Directors of the Bank, with the Company's stockholder and with firms with which the Directors or stockholder are affiliated. During 1995, 1994 and 1993, respectively, the Bank paid marketing, advertising, and public relations fees of approximately $179,000, $181,000, and $138,000 to a company owned by one of the Bank's Directors. Another of the Bank's Directors is an employee of a law firm which performs routine legal services for the Bank. During 1995, 1994, and 1993, the Bank paid legal fees of approximately $24,000, $11,000 and $19,000, respectively, to that law firm. In addition, the Bank rents office space to a firm managed by one of the Bank's Directors under a three year lease agreement expiring on June 30, 1997. Rental income earned by the Bank from that lease was approximately $14,000 and $6,000 in 1995 and 1994, respectively. The aggregate unpaid principal balance of loans outstanding to the Bank's Directors or their business interests was approximately $414,000 and $396,000 at December 31, 1995 and 1994, respectively.

     The Company's stockholder has an ownership interest in a building which houses one of the Bank's offices. Rent expense on that office was approximately $7,000 for each of the years, 1995, 1994, and 1993, respectively. The Bank has loans outstanding to a firm in which the Company's stockholder has ownership interests. The principal balance of those loans was approximately $36,000 and $315,000 as of December 31, 1995 and 1994 respectively. The Company's stockholder or firms controlled by the stockholder had approximately $4.4 million and $4.6 million, on deposit at the Bank on December 31, 1995 and 1994 respectively, excluding servicing deposits held by the Loan Servicer.

15. RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1995, approximately $727,000 of retained earnings were available for dividend declaration without prior regulatory approval.

16. REGULATORY CAPITAL REQUIREMENTS

     During January 1989, the Federal Reserve Board ("FRB") issued final guidelines for a risk-based approach in determining the capital requirements of banking organizations. The guidelines consist of Tier I and total capital, the difference primarily being that the allowance for loan losses is included in total capital subject to certain specific limitations. The new guidelines became fully phased in at December 31, 1992, at which time the total capital ratio requirement was 8.00%, of which Tier I capital must be at least 4.00%. At December 31, 1995, the Company's unaudited Tier I and total capital ratios were 11.5% and 12.7%, respectively.

     The FRB and the FDIC have adopted minimum Tier I leverage ratio standards. Tier I capital for purposes of the leverage ratio requirement is the same as year end 1992 Tier I capital for purposes of the risk-based approach. The leverage ratio establishes a minimum of Tier I capital to total assets of 3% for strong banking organizations, generally with a composite CAMEL rating of one, and 100 to 200 basis points above this minimum level for other institutions. The Company's unaudited leverage ratio was 6.9% at December 31, 1995.

     The Company and the Bank believe that the aforementioned capital amounts exceed the minimum of risk-based and leverage ratio capital required by the FRB and the FDIC. There can be no assurance that

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES interpretation of applicable regulations would not result in different capital requirements for the Company and the Bank.

     FDICIA also requires the FDIC to place financial institutions into risk-based categories for purposes of determining the amount of risk, if any, to the deposit insurance funds. Institutions are assigned to one of three groups: well capitalized, adequately capitalized, or undercapitalized, based on their capital ratios and other available relevant information. As of December 31, 1995, the Bank was included in the well capitalized category pursuant to a notification received from the FDIC, as its total capital ratio exceeded 10% and its Tier I capital ratio exceeded 6%. The Bank is also considered by management to be well capitalized pursuant to the prompt corrective action provisions of FDICIA.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following table presents the carrying amounts and fair values of the Bank's financial instruments at December 31, 1995 and 1994 (in thousands):

                                                  DECEMBER 31, 1995        DECEMBER 31, 1994
                                                ----------------------   ----------------------
                                                CARRYING                 CARRYING
                                                 AMOUNT     FAIR VALUE    AMOUNT     FAIR VALUE
                                                ---------   ----------   ---------   ----------
    FINANCIAL ASSETS:
    Cash and due from banks and
      interest-bearing deposits with banks....  $  51,029   $   51,029   $  19,579   $   19,579
    Federal funds sold and securities
      purchased under agreements to resell....        431          431       1,127        1,127
    Securities available for sale.............    100,787      100,787      30,630       30,630
    Securities held to maturity...............         --           --     116,593      105,867
    FHLB stock................................      2,775        2,775       3,225        3,225
    Loans held for sale.......................      2,710        2,732      26,275       26,403
    Loans receivable, net.....................    376,782      383,515     326,222      318,560
    FINANCIAL LIABILITIES:
    Deposit liabilities.......................  $(493,712)    (495,749)   (438,685)    (437,851)
    Securities sold under agreements to
      repurchase..............................       (820)        (820)     (5,373)      (5,373)
    Other borrowings..........................    (20,000)     (20,127)    (64,500)     (64,266)
    OFF-BALANCE-SHEET ASSETS (LIABILITIES):
    Commitments to extend credit..............  $      --           --          --           --
    Standby letters of credit.................         --           --          --           --

     The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value were considered at December 31, 1995 and 1994, excluding escrow deposits held at the Bank related to mortgage loan servicing rights purchased independently and relating to owned residential loans, the fair value of the Bank's net assets would increase by approximately $17.4 million and $31.9 million, respectively.

     The fair value estimates also do not include the value of mortgage loan servicing rights owned by the Bank. The value of those rights is composed of (1) the value of low cost deposits maintained at the Bank relating to servicing escrow and investor custodial funds, and (2) expected net servicing revenue from purchased mortgage servicing rights. At December 31, 1995 and 1994, the fair value of servicing rights owned by the Bank was approximately $5.1 million and $8.1 million and the carrying value was $2.3 million and $2.6 million, respectively.

             BANK OF NORTH AMERICA BANCORP, INC., AND SUBSIDIARIES

ESTIMATION OF FAIR VALUES

     The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

     Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial condition, which are reasonable estimates of fair value due to the relative short period to maturity of the instruments. This approach applies to cash and cash equivalents.

     Loans held for sale are valued at quoted market prices or investor commitments.

     Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers. The fair value of nonaccrual loans is estimated based on the fair value of related collateral for collateral-dependent loans or on a present value basis, using higher discount rates appropriate to the higher risk involved.

     Securities are valued at quoted market prices.

     FHLB stock is valued at the redemption value.

     Fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values shown in the previous table.

     Rates currently available to the Bank for term borrowings with similar terms and remaining maturities are used to estimate the fair value of existing borrowings as the present value of expected cash flows.

     Commitments to extend credit and standby letters of credit are valued on the basis of fees currently charged for commitments for similar loan terms to new borrowers with similar credit profiles.